FILED
  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
    STATE OF NEVADA

   JUL 31 1998
   No. C1900-96
   ----------------
   /s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE

               CERTIFICATE OF SECRETARY AND PRESIDENT OF BILTMORE
         VACATION RESORTS, INC. ("the Company"), a Nevada Corporation,
                                   No. 1900-96
            TO AMEND THE ARTICLES OF INCORPORATION FOR THE PURPOSE OF
             INCREASING THE AUTHORIZED CAPITALIZATION, CHANGING THE
              RESIDENT AGENT, AND OTHERWISE GENERALLY AMENDING AND
                      RESTATING THE WORDING OF THR ARTICLES



The undersigned hereby certifies that the Board of Directors on July 30, 1998, consisting of the undersigned individual as sole Director, unanimously approved a resolution to recommend that the shareholders of BILTMORE VACATIONS RESORTS, INC. adopt the following amended and restated articles, and that a majority of the shareholders approved this amendment in lieu of meeting, pursuant to the By-Laws of the Company and the Nevada Revised Statutes, also on July 30, 1998. As of July 30, 1998, stock had already been previously issued by the Company.


The amendment to the Articles of Incorporation is as follows:


         RESOLVED, that the following Amended and Restated Articles of Incorporation be substituted for the current Articles of Incorporation:



                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                         BILTMORE VACATION RESORTS, INC.




         FIRST: The name of the Company is Biltmore Vacation Resorts, Inc.


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

         SECOND: The resident agent and registered office in the State of Nevada is:

                   Mr. George Wuagneux
                   Biltmore Vacation Resorts, Inc.
                   2110 East Flamingo Road, Suite 110
                   Las Vegas, Nevada 89119

         THIRD: The purpose for which this corporation is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

           FOURTH: The stock of the corporation will be issued as one class of common stock amount in the amount of five-hundred million (500,000,000) shares having par value of $0001 each. The Board of Directors shall have the authority, by resolution or resolutions, to divide the stock into more than one class of stock or more than one series of any class, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the Board of Directors from time to time thereafter may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Nevada or as otherwise set forth in this article, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative voting powers rights of the various of the various classes or stock or series thereof and the qualifications, limitations or restrictions of such rights of each series so established prior to the issuance thereof. There shall be no cumulative voting by shareholders.

         FIFTH: The Company, by action of its directors, and without action by its shareholders, may purchase its own shares in accordance with the provision of Nevada


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


Revised Statutes. Such purchase may be made either in the open market or at public or private sale, in such manner amounts, from such holder or holders of outstanding shares of the Company, and at such prices as the directors shall from time to time determine.

         SIXTH: No holder or shares of the Company of any class, as such, shall have any preemptive right to purchase or subscribe for shares of the Company, of any class, whether now or hereafter authorized.

         SEVENTH: The Board of Directors shall consist of no fewer that one member and no more than seven members. The current Board of Directors consists of George Wuagneux, and his address as a Director is:

          Mr. George Wuagneux
          Biltmore Vacation Resorts, Inc.
          2110 East Flamingo Road, Suite 110
          Las Vegas, NV 89119

         EIGHTH: No officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided in the Nevada Revised Statutes. The personal liability of a director or officer of the corporation for damages for breach of fiduciary duty as a director or officer shall be limited to acts of omissions which involve intentional misconduct, fraud or a knowing violation of law. Further, each director and each officer of the Corporation may be indemnified by the Corporation to the full extent allowed by Nevada law, and the details of such indemnification may be stated in a corporate resolution.

         NINTH: The Corporation shall not issue any non-voting equity securities.

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


         RESOLVED, that this Amendment take effect upon filing with the Secretary of State.




         I, George Wuagneux, President and Secretary and Director of Biltmore Vacation Resorts, Inc., hereby certifies that I am the duly elected President and Secretary and sole Director of the Company, and that the foregoing resolution and the above-indicated information is true and correct, and the shareholders approved this amendment on July 30, 1998.

/s/ George Wuagneux Pres, Sec.
-----------------------------------
George Wuagneux

State of Nevada     )
                    )
County of Clark     )


         On the 30th day of July, 1999, before me, a Notary Public, personally appeared George Wuagneux, who executed the foregoing document. If not personally known by me, the following identification was produced:

--------------------------------------------------------------------------------


[notary seal of Catherine L. Mara here]              /s/ Catherine L. Mara
                                                  ------------------------------
                                                     Notary Public

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